Exhibit 99.1

Quest Solution, Inc. and Bar Code Specialties, Inc. Sign Agreement to Join Together as One Company

Immediately Accretive Merger is Integral to Company’s Rapid Growth Strategy

Henderson, NV (PRWEB) November 18, 2014

November 18, 2014 -- Quest Solution, Inc, ("The Company") (OTCBB: QUES), is pleased to announce it has entered into a definitive agreement with privately held Bar Code Specialties, Inc. (BCS). The closing of the transaction is subject to customary closing conditions and is anticipated to occur this month. We anticipate this transaction will create one of the largest nationwide selling groups for Honeywell and Zebra-Motorola mobile computing devices.

Pursuant to the agreement, BCS’s sole shareholder will receive a subordinated promissory note, which may be converted into QUES common stock at $2 per share. David Marin, the sole shareholder and founder of BCS, will remain with the Company. No shares are being issued in conjunction with this transaction, but the Company will issue stock options to purchase up to 2,500,000 shares of the Company's common stock, which options will vest upon reaching certain milestones based on the duration of his continued service with the Company and revenue achievements.

BCS is a leading nationwide turnkey solution provider selling to supply chain companies with Garden Grove, CA headquarters. BCS was founded in 1992 and has grown to unaudited sales of $26.3 million for 2013, which was up from 2012 unaudited sales of $21.6 million. Quest Solution, Inc's audit firm was engaged to complete the required financial statement audits which are expected be filed with the Securities and Exchange Commission within the required time frame to include the 2013 and 2012 full year financials and the financials for the period ending September 30, 2014.

“I am excited about the next phase of our Company’s growth and teaming up with visionaries like Quest Solution’s Kurt Thomet and George Zicman, whom I have known and respected for many years,” said David Marin, founder of BCS. “The collective service offering we can now provide in the marketplace is truly unprecedented and unparalleled.”

This transaction is expected to propel Quest Solution, Inc. to become one of the largest integrators in the industry.

“Joining forces as leading partners in this industry is important for our customers, our vendors, our employees and our stockholders who should all benefit from a bigger, more capable, and successful company,” stated Kurt Thomet, President of the Company's subsidiary, Quest Solution, Inc.

“As we have long stated, our team plans to continue to focus on our three tier approach for growth in the Company,” stated Jason Griffith, CEO of Quest Solution. “One, organic growth; two, acquisitions of companies in our space which allow us to use synergies to provide tremendous shareholder value while allowing us to help our customers achieve more; and three, the growth of technologies presented to us that we feel through our existing connections and resources we can help to expand rapidly.”

“This acquisition should add revenue to the top line, income to the bottom line, and all without any immediate issuance of shares of stock,” added Griffith.

Full details of the transaction are to be filed with the SEC in a Form 8-K within 4 business days.

For more information on BCS please visit http://www.BCSSolutions.com

For more information http://www.QuestSolution.com

About Quest Solution, Inc.:

Quest Solution, Inc. is a leading provider in the technology, software, and mobile data collection systems business. The Company intends to continue to acquire existing companies with revenues and positive cash flow.

Quest Solution, Inc. serves as a national mobility systems integrator with a focus on design, delivery, deployment and support of fully integrated mobile solutions. The Company takes a consultative approach by offering end to end solutions that include hardware, software, communications and full lifecycle management services. The highly tenured team of professionals simplifies the integration process and delivers proven problem solving solutions backed by numerous customer references.

The BCS acquisition is in addition to the recently announced the creation of a wholly-owned division focused on commercializing Intellectual Property, Patents and Distribution of industry-specific technologies in an array of new verticals. The new division will focus on the acquisition of existing intangibles, which we anticipate will provide immediate value to the company.

Information about Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the potential synergy and benefits resulting from the proposed acquisition, the future operating results of the combined entity and expected timing of closing of the acquisition, as well as the benefits of our new operating division. These statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict, and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to, our ability to satisfy the closing conditions specified in the definitive agreement on a timely basis, if at all; difficulties and delays in integrating the two companies following the acquisition and retaining key employees; unanticipated costs, expenses and accounting charges related to the acquisition; the ability to introduce and gain broad market acceptance for our combined product and service offerings, and other new products and services; our ability to achieve and maintain profitability after the closing and to successfully pursue and consummate growth opportunities; market and customer reactions to the acquisition; the risk that anticipated benefits of the acquisition may not be realized; the adequacy of the Company's liquidity and financial strength to support its growth and competitive pricing pressure, as well as general economic and political conditions and specific conditions in the markets we address. Further information on Quest Solution, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (http://www.sec.gov).

Quest Solution Investor Relations & Financial Media:

I.M.I.

888-216-3595

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